UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2017

SiteOne Landscape Supply, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37760	46-4056061
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Colonial Parkway, Suite 600 Roswell, Georgia		30076
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:

(470) 277-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01.	Regulation FD Disclosure.

SiteOne Landscape Supply, Inc. (the “Company”) announced today that it intends to amend its existing $298.0 million term loan facility maturing on April 29, 2022 (the “Term Loan Facility”) in order to, among other things, (i) add an additional credit facility under the Term Loan Facility consisting of additional term loans (the “Tranche D Term Loans”) in an aggregate principal amount of up to $298.0 million and (ii) increase the aggregate principal amount of Tranche D Term Loans under the Term Loan Facility by up to $50.0 million.    We expect that the effective interest rate applicable to the Tranche D Term Loans will be lower than the effective interest rate applicable to the term loans outstanding under the Term Loan Facility immediately prior to the amendment (the “Existing Term Loans”). Proceeds of the Tranche D Term Loans will be used to, among other things, repay in full the Existing Term Loans and repay a portion of the loans outstanding under the Company’s $325.0 million asset-based credit facility.

We anticipate the amendment to be completed in December 2017. The proposed amendment to the Term Loan Facility may be impacted by economic, market, industry, geopolitical and other conditions, most of which are beyond our control. There can be no assurance that we will be able to complete the proposed amendment on terms and conditions favorable to us or at all, and we may decide to terminate the proposed amendment before its completion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SITEONE LANDSCAPE SUPPLY, INC.

By:	/s/ Briley Brisendine
Name:	Briley Brisendine
Title:	Executive Vice President, General Counsel and Secretary

Date: November 29, 2017